EXHIBIT 10.1

FIRST AMENDMENT TO FIFTH SUPPLEMENT

TO THE MASTER LOAN AGREEMENT

(REVOLVING LINE OF CREDIT LOAN)

THIS FIRST AMENDMENT TO FIFTH SUPPLEMENT TO THE MASTER LOAN AGREEMENT (this “Fifth Supplement”), dated as of December 30, 2010, is between AGSTAR FINANCIAL SERVICES, PCA (the “Lender”) and HERON LAKE BIOENERGY, LLC, a Minnesota limited liability company (the “Borrower”), and supplements that certain Fourth Amended and Restated Master Loan Agreement, dated October 1, 2007, between the Lender and the Borrower (as the same may be amended, modified, supplemented, extended or restated from time to time, the “MLA”).

1.             Definitions.  As used in this Fifth Supplement, the following terms shall have the following meanings.  Capitalized terms used and not otherwise defined in this Fifth Supplement shall have the meanings attributed to such terms in the MLA.  Terms not defined in either this Fifth Supplement or the MLA shall have the meanings attributed to such terms in the Uniform Commercial Code, as enacted in the State of Minnesota and as amended from time to time.

“Availability Date” shall have the meaning specified in Section 5 of this Fifth Supplement.

“Borrowing Base” means, at any time, the lesser of: (a) $6,750,000.00; or (b) commencing sixty days after start-up of operations, the sum of: (i) 75% of Borrower’s Eligible Accounts Receivable; plus (ii) 75% of Borrower’s Eligible Inventory.

“Borrowing Base Certificate” means the certificate in the form of Exhibit A attached hereto properly completed and duly executed by an authorized officer of the Borrower.

“Eligible Accounts Receivable” means all unpaid Accounts, net of any credits, except the following shall not in any event be deemed Eligible Accounts:

(a)  That portion of Accounts unpaid 30 days or more after the invoice date:

(b)  That portion of Accounts that is disputed or subject to a claim of offset or a contra account;

(c)  That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by any Borrower to the customer;

(d)  Accounts owed by any unit of government, whether foreign or domestic except Incentive Payments will be considered a part of Eligible Accounts as defined in this Agreement;

(e)  Accounts owed by an account debtor located outside the United States;

(f)  Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(g)  Accounts owed by a shareholder, Guarantor, Affiliate, officer or employee of any Borrower;

(h)  Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any lien, security interest or claim in favor of any Person other than the Lender, including, without limitation, any payment or performance bond;

(i)  That portion of Accounts that has been restructured, extended, amended or modified;

(j)  That portion of Accounts that constituted advertising, finance charges, service charges or sales or excise taxes; and

(k)  Accounts, or portions thereof, otherwise deemed ineligible by the Lender, in its sole discretion, exercised reasonably.

“Eligible Inventory” means all inventory held for ultimate sale or lease, or which has been or will be supplied under contracts of service, or which are raw materials, work in process, or materials used or consumed in the Borrower’s business and that has been specifically identified and accepted by the Lender, excluding all of the following inventory:

(a)         Covered by documents of title, instruments, or chattel paper when these documents, instruments and paper are not owned and held by the Borrower or are subject to competing claims, liens or encumbrances.

(b)  Intended to be sold outside of the ordinary course of business.

(c)                Consigned, sold or leased to others or on consignment or lease from others or subject to a bailment.

(d)   Subject to a competing claim, lien or encumbrance.

(e)          Paid for in advance with progress payments or any other sums to the Borrower in anticipation of the sale and delivery of inventory.

(f)   Obsolete or unusable in the ordinary course of business.

(g)  Inventory of work in progress.

(h) Inventory that the Lender, in its sole discretion, disqualifies as Eligible Inventory, exercised reasonably.

“Incentive Payments” means any and all federal or state governmental subsidies, payments, transfers or other benefits, whether now or hereafter established, received by the Borrower in any fiscal year aged less than 120 days.

“Letters of Credit” shall have the meaning specified in Section 7 of this Fifth Supplement.

“Maximum Rate” shall have the meaning specified in Section 8 of this Fifth Supplement.

“Monthly Payment Date” means the first (1st) day of each calendar month.

“Outstanding Credit” means, at any time of determination, the aggregate amount of Advances then outstanding under this Fifth Supplement and the Revolving Line of Credit Note.

“Outstanding Revolving Advance” means the total Outstanding Credit under this Fifth Supplement and the Revolving Line of Credit Note.

“Revolving Advance” means an advance under this Fifth Supplement and the Revolving Line of Credit Note.

“Revolving Line of Credit Loan” shall have the meaning specified in Section 2 of this Fifth Supplement.

“Revolving Line of Credit Loan Commitment” shall have the meaning specified in Section 2 of this Fifth Supplement.

“Revolving Line of Credit Loan Maturity Date” shall mean March 1, 2011.

“Revolving Line of Credit Loan Termination Date” shall have the meaning specified in Section 2 of this Fifth Supplement.

“Unused Commitment Fee” shall have the meaning specified in Section 6(d) of this Fifth Supplement.

2.             Revolving Line of Credit Loan Commitment.  On the terms and conditions set forth in the MLA and this Fifth Supplement, Lender agrees to make one or more advances (collectively, the “Revolving Line of Credit Loan”) to the Borrower, during the period beginning on the Availability Date (as defined in Section 5 of this Fifth Supplement) and ending on the Business Day immediately preceding the Revolving Line of Credit Loan Maturity Date (as hereinafter defined in this Section 2) (the “Revolving Line of Credit Loan Termination Date”), in an aggregate principal amount outstanding at any one time not to exceed $6,750,000.00 (the “Revolving Line of Credit Loan Commitment”) provided, however, that at no time shall the Outstanding Revolving Advance exceed the Borrowing Base.  The Revolving Line of Credit Loan Commitment shall expire at 12:00 noon Central time on the Revolving Line of Credit Loan Maturity Date. Subject to Section 7 of this Fifth Supplement, under the Revolving Line of Credit Loan Commitment amounts borrowed and repaid or prepaid may be reborrowed at any time prior to and including the Revolving Line of Credit Loan Termination Date.

3.             Purpose.  The purposes for which advances under the Loan may be used are for general corporate and operating purposes of the Borrower and its subsidiaries, including closing costs and fees associated with the Revolving Line of Credit Loan. The Borrower agrees that the proceeds of the Loan are to be used only for the purposes set forth in this Section 3.

4.             Repayment of the Revolving Line of Credit Loan.  The Borrower will pay interest on the Revolving Line of Credit Loan on the first day of each month, commencing on the first Monthly Payment Date following the date on which the first Advance is made on the Revolving Line of Credit Loan, and continuing on each Monthly Payment Date thereafter until the Revolving Line of Credit Loan Maturity Date.  On the Revolving Line of Credit Loan Maturity Date, the amount of the then unpaid principal balance of the Revolving Line of Credit Loan and any and all other amounts due and owing hereunder or under any other Loan Document relating to the Revolving Line of Credit Loan will be due and payable.  If any Payment Date is not a Business Day, then the principal installment then due shall be paid on the next Business Day and shall continue to accrue interest until paid.

5.             Availability. Subject to the provisions of the MLA and this Fifth Supplement, during the period commencing on the date on which all conditions precedent to the initial advance under the Revolving Line of Credit Loan are satisfied (the “Availability Date”) and ending on the Revolving Line of Credit Loan Termination Date, advances under the Revolving Line of Credit Loan will be made as provided in this Fifth Supplement.

6.             Making the Advances.

(a)           Revolving Advances.  Each Revolving Advance shall be made, on notice from the Borrower (a “Request for Advance”) to the Lender delivered before 12:00 Noon (Minneapolis, Minnesota time) on a Business Day which is at least three (3) Business Days prior to the date of such Revolving Advance specifying the amount of such Revolving Advance, provided that, no Revolving Advance shall be made while an Event of Default exists or if the interest rate for such LIBOR Rate Accounts would exceed the Maximum Rate. Any Request for Advance applicable to a Revolving Advance received after 12:00 Noon (Minneapolis, Minnesota time) shall be deemed to have been received and be effective on the next Business Day.  The amount so requested from the Lender shall, subject to the terms and conditions of this Fifth Supplement, be made available to the Borrower by: (i) depositing the same, in same day funds, in an account of the Borrower; or (ii) wire transferring such funds to a Person or Persons designated by the Borrower in writing.

(b)           Requests for Advances Irrevocable. Each Request for Advance shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Lender against any loss or expense it may incur as a result of any failure to borrow any Advance after a Request for Advance (including any failure resulting from the failure to fulfill on or before the date specified for such Advance the applicable conditions set forth in Article III of this Fifth Supplement), including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund such Advance when such Advance, as a result of such failure, is not made on such date.

(c)           Minimum Amounts.  Each Revolving Advance shall be in a minimum amount equal to $10,000.00.

(d)           Unused Commitment Fee.  Borrower agrees to pay to the Lender an Unused Commitment Fee on the average daily unused portion of the Revolving Line of Credit Loan Commitment from the effective date of this Agreement until the Revolving Line of Credit Loan Maturity Date. Such Unused Commitment Fee shall be equal to a rate of 0.25% per annum, payable in arrears in quarterly installments on the first (1st) day of each third month after the effective date of this Agreement.

(e)           Draft Loan Program.  At the Borrower’s request and at the Lender’s sole discretion, the Borrower may obtain a Revolving Advance by using draft forms furnished by the Lender to the Borrower, subject to the following terms and conditions:

(i)            Borrower Authorization and Responsibility.  The Borrower shall be deemed to have authorized and directed the Lender and its duly authorized agents to accept drafts and to disburse Revolving Line of Credit Loan funds by due execution of any draft.  The Borrower shall be responsible for all disbursements made pursuant to this authorization and direction.  The Lender shall not be obligated to inquire as to whether the Borrower has issued specific directions for any particular draft or to determine whether the Borrower has received the benefit of the proceeds of any particular draft before honoring such draft.  The execution of any draft by the Borrower shall constitute a representation and warranty to the Lender that the conditions set forth in Section 6(e) have been met as of the date of all such drafts.

(ii)           Minimum Amount.  Each draft shall be in a minimum amount equal to $10,000.00 and shall not be written in excess of the Revolving Line of Credit Loan Commitment provided, however; that at no time shall any draft be written that results in the Outstanding Revolving Advance exceeding the Borrowing Base or the Revolving Line of Credit Loan Commitment, whichever is less.

(iii)          Stop Payment Provisions.  The Borrower may stop payment on a draft by written request to the Lender.  The Lender shall not be liable in the event the draft is honored following a stop-payment order, if such order is not received in sufficient time to permit the dishonor.  The Borrower shall reimburse the Lender for all damages, costs and expenses as a result of the Lender’s refusal to honor a draft due to a stop payment order requested by the Borrower.

(iv)          Fees.  Reasonable fees may be charged the Borrower by Lender for the use of drafts and are subject to change at the Lender’s discretion.  In addition, the Borrower may be charged additional fees for each draft that is not in compliance with the provisions set forth in this Section 6(e) and for any draft for which the Borrower requests a stop-payment order.

(v)           Limitations.  The Borrower shall not issue any draft as payment on this or other Loan Obligations of the Borrower or for any purpose other than as permitted in the Loan Documents.

(vi)          Revocation of Rights and Rejection of Drafts.  The Lender reserves the right to revoke all future draft privileges without notice to the Borrower in the event the payment of any draft would result in the Outstanding Revolving Advance exceeding the Borrowing Base or the Revolving Line of Credit Loan commitment, whichever is less.  The Lender reserves the right to reject drafts that are not written for purposes specified in or pursuant to the terms and conditions of the Loan Documents.  In the event that Lender chooses to honor a draft which exceeds the limits as set forth in this Section 6(d)(ii), Borrower shall repay all the amounts by which the Outstanding Revolving Advances exceed the Borrowing Base or the Revolving Line of Credit Loan Commitment, whichever is less, plus interest and a reasonable overdraft fee, upon demand by Lender.

(vii)         Notification.  The Borrower agrees to immediately notify the Lender in the event one or more drafts are lost, stolen, destroyed or otherwise misused and to indemnify the Lender and hold the Lender harmless from any loss or claim if any draft is lost, stolen, forged, altered or otherwise misused.

(viii)        Authorization.  This authorization and direction shall be effective until the Lender receives written notice of revocation by the Borrower, provided the privilege of using drafts may be terminated by the Lender at any time in its sole discretion. Upon such termination, the Borrower shall surrender to the Lender all unused drafts on demand.

(f)            Conditions Precedent to All Advances.  The Lender’s obligation to make each Advance under the Revolving Line of Credit Note shall be subject to the terms, conditions and covenants set forth in the MLA and this Fifth Supplement, including, without limitation, the following further conditions precedent:

(i)            Representations and Warranties.  The representations and warranties set forth in the MLA and this Fifth Supplement are true and correct in all material respects as of the date of the request for any Advance to the same extent and with the same effect as if made at and as of the date thereof except as disclosed in writing to the Lender;

(ii)           Compliance With Disbursing Agreement.  All of the terms and conditions of the Disbursing Agreement have been satisfied with respect to each such Advance;

(iii)          No Defaults.  The Borrower is not in default under the terms of the MLA, the Related Documents or any other Material Contracts to which the Borrower is a party and which relates to the construction of the Project or the operation of the Borrower’s business; and

7.             Letters of Credit.

(a)           Commitment to Issue.  The Borrower may request Revolving Advances by the Lender, and the Lender, subject to the terms and conditions of this Fifth Supplement, may, in its sole discretion, issue letters of credit for any Borrower’s account (such letters of credit, being hereinafter referred to collectively as the “Letters of Credit”); provided, however, that:

(i)            the aggregate amount of outstanding Letter of Credit Liabilities shall not at any time exceed the amount of $500,000.00;

(ii)           the sum of the outstanding Letters of Credit plus the Outstanding Revolving Advances shall not at any time exceed the Borrowing Base.

(b)           Letter of Credit Request Procedure. The Borrower shall give the Lender irrevocable prior notice (effective upon receipt) on or before 3:00 P.M. (Minneapolis, Minnesota time) on the Business Day three Business Days prior to the date of the requested issuance of a Letter of Credit specifying the requested amount, expiry date and issuance date of each Letter of Credit to be issued and the nature of the transactions to be supported thereby.  Any such notice received after 3:00 P.M. (Minneapolis, Minnesota time) on a Business Day shall be deemed to have been received and be effective on the next Business Day.  Each Letter of Credit shall be in the form of Exhibit B to this Fifth Supplement, have an expiration date that occurs on or before the Maturity Date, shall be payable in U.S. dollars, must be satisfactory in form and substance to the Lender, and shall be issued pursuant to such documentation as the Lender may require, including, without limitation, the Lender’s standard form letter of credit request and reimbursement Fifth Supplement; provided that, in the event of any conflict between the terms of such Fifth Supplement and the other Loan Documents, the terms of the other Loan Documents shall control.

(c)           Letter of Credit Fees.  The Borrower shall pay to the Lender for (i) all fees, costs, and expenses of the Lender arising in connection with any Letter of Credit, including the Lender’s customary fees for amendments, transfers, and drawings on Letters of Credit and (ii) on the date of the issuance of the Letter of Credit, and at the anniversary date of issuance of such Letter of Credit, an issuance fee equal to two and one-half (2.5%) percent, on an annualized basis, of the maximum amount available to be drawn under the Letter of Credit.

(d)           Funding of Drawings.  Upon receipt from the beneficiary of any Letter of Credit of any demand for payment or other drawing under such Letter of Credit, the Issuer shall promptly notify the Borrower as to the amount to be paid as a result of such demand or drawing and the respective payment date.  Any notice pursuant to the forgoing sentence shall specify the amount to be paid as a result of such demand or drawing and the respective payment date.

(e)           Reimbursements.  After receipt of the notice delivered pursuant to clause (d) of this section with respect to a Letter of Credit, the Borrower shall be irrevocably and unconditionally obligated to reimburse the Lender for any amounts paid by the Lender upon any demand for payment or drawing under the applicable Letter of Credit, without presentment, demand, protest, or other formalities of any kind other than the notice required by clause (d) of this section.  Such reimbursement shall occur no later than 3:00 P.M. (Minneapolis, Minnesota time) on the date of payment under the applicable Letter of Credit if the notice under clause (d) of this section is received by 2:00 P.M. (Minneapolis, Minnesota time) on such date or by 11:00 A.M. (Minneapolis, Minnesota time) on the next Business Day, if such notice is received after 2:00 P.M. (Minneapolis, Minnesota time).  All payments on the Reimbursement Obligations (including any interest earned thereon) shall be made to the Lender for the account of the Lender in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim.

(f)            Reimbursement Obligations Absolute.  The Reimbursement Obligations of the Borrower under this Fifth Supplement shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever and the Borrower hereby waives any defense to the payment of the Reimbursement Obligations based on any circumstance whatsoever, including, without limitation, in any case, the following circumstances:  (i) any lack of validity or enforceability of any Letter of Credit or any other Loan Document; (ii) any amendment or waiver of or any consent to departure from any Loan Document; (iii) the existence of any claim, set-off, counterclaim, defense, or other rights which any Borrower or any other Person may have at any time against any beneficiary of any Letter of Credit, the Lender or any other Person, whether in connection with any Loan Document or any unrelated transaction; (iv) any statement, draft, or other documentation presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) payment by the Lender under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or (vi) any other circumstance whatsoever, whether or not similar to any of the foregoing; provided that Reimbursement Obligations with respect to a Letter of Credit may be subject to avoidance by a Borrower if the Borrower proves in a final non-appealable judgment that it was damaged and that such damage arose directly from the Lender’s willful misconduct or gross negligence in determining whether the documentation presented under the Letter of Credit in question complied with the terms thereof.

(g)           Issuer Responsibility.  Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit.  Neither the Lender, nor any of its respective officers or directors shall have any responsibility or liability to the Borrower or any other Person for: (a) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit, or the failure of any Person to note the amount of any instrument on any Letter of Credit, each of which requirements, if contained in any Letter of Credit itself, it is agreed may be waived by the Lender; (b) errors, omissions, interruptions, or delays in transmission or delivery of any messages; (c) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged or any statement therein is untrue or inaccurate in any respect; (d) the payment by the Lender to the beneficiary of any Letter of Credit against presentation of any draft or other document that does not comply with the terms of the Letter of Credit; or (e) any other circumstance whatsoever in making or failing to make any payment under a Letter of Credit.  The Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

8.             Interest Rate.  Subject to the provisions of Sections 9 and 11 of this Fifth Supplement, the Revolving Line of Credit Loan shall bear interest at a rate equal to the LIBOR Rate plus 325 basis points.  The computation of interest, amortization, maturity and other terms and conditions of the Revolving Line of Credit Loan shall be as provided in the Revolving Line of Credit Note, provided, however, in no event shall the applicable rate exceed the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received under applicable state or federal laws (the “Maximum Rate”).

9.             Default Interest.  In addition to the rights and remedies set forth in the MLA:  (i) if the Borrower fails to make any payment to Lender when due (including, without limitation, any purchase of equity of Lender when required), then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 2% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances of the Revolving Line of Credit Loan shall bear interest from the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect on the Revolving Line of Credit Loan under the terms of the Revolving Line of Credit Note; (iii) after the maturity of the Revolving Line of Credit Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Revolving Line of Credit Loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect on the Revolving Line of Credit Loan under the terms of the Revolving Line of Credit Note.  Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

10.          Late Charge.  If any payment of principal or interest due under this Fifth Supplement or the Revolving Line of Credit Note is not paid within ten (10) days of the due date thereof, the Borrower shall, in addition to such amount, pay a late charge equal to five percent (5%) of the amount of such payment.

11.          Changes in Law Rendering Certain LIBOR Rate Loans Unlawful.  In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of the Lender should raise a substantial question as to whether it is) unlawful for the Lender to make, maintain or fund LIBOR Rate Loans, then:  (a) the Lender shall promptly notify each of the other parties hereto; and (b) the obligation of the Lender to make LIBOR rate loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness.  During the period of any suspension, Lender shall make loans to Borrower that are deemed lawful and that as closely as possible reflect the terms of the MLA.

12.          Payments and Computations.

(a)           Method of Payment.  Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by the Borrower under the Loan Documents shall be made to the Lender in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim, not later than 2:00 P.M. (Minneapolis, Minnesota time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).  The Borrower shall, at the time of making each such payment, specify to the Lender the sums payable under the Loan Documents to which such payment is to be applied and in the event that the Borrower fail to so specify or if an Event of Default exists, the Lender may apply such payment and any proceeds of any Collateral to the Loan Obligations in such order and manner as it may elect in its sole discretion, subject to Section 12(c).

(b)           Application of Funds.  Apply all payments received by it to the Borrower’s obligations to Lender in such order and manner as Lender may elect in its sole discretion; provided that any payments received from any guarantor or from any disposition of any collateral provided by such guarantor shall only be applied against obligations guaranteed by such guarantor.

(c)           Payments on a Non-Business Day. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and fees, as the case may be.

(d)           Proceeds of Collateral.  All proceeds received by the Lender from the sale or other liquidation of the Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees and expenses of the Lender hereunder and then to all other unpaid or unreimbursed Loan Obligations (including reasonable attorneys’ fees and expenses) owing to the Lender and then any remaining amount of such proceeds shall be applied to the unpaid amounts of Loan Obligations, until all the Loan Obligations have been paid and satisfied in full or cash collateralized.  After all the Loan Obligations (including without limitation, all contingent Loan Obligations) have been paid and satisfied in full, all Commitments terminated and all other obligations of the Lender to the Borrower otherwise satisfied, any proceeds of Collateral shall be delivered to the Person entitled thereto as directed by the Borrower or as otherwise determined by applicable law or applicable court order.

(e)           Computations.  Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days lapsed over a year of 365 or 366 days, as appropriate.  Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

13.          Maximum Amount Limitation.  Anything in this MLA, this Fifth Supplement, or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on the Revolving Line of Credit Note or any of the Loan Obligations, or ever be required to pay interest on the Revolving Line of Credit Note or any of the Loan Obligations at a rate in excess of the Maximum Rate, if any.  If the effective rate of interest which would otherwise be payable under the MLA, this Fifth Supplement, the Revolving Line of Credit Note, or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under the MLA, this Fifth Supplement, the Revolving Line of Credit Note, or any of the other Loan Documents shall be reduced to the Maximum Rate, if any.  If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Loan Obligations to the Lender under the MLA, this Fifth Supplement, the Revolving Line of Credit Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of the Revolving Line of Credit Note, be either refunded to the Borrower, or credited on the principal of the Revolving Line of Credit Note.  It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by the Lender under the Revolving Line of Credit Note, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to the Lender, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Revolving Line of Credit Note, and any renewals thereof all interest at any time contracted for, charged or received by Lender in connection therewith. This section shall control every other provision of all agreements among the parties to the MLA pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this section shall be deemed to be incorporated in every Loan Document and communication related thereto.

14.          Lender Records.  All advances and all payments or prepayments made thereunder on account of principal or interest may be evidenced by the Lender in accordance with its usual practice in an account or accounts evidencing such advances and all payments or prepayments thereunder from time to time and the amounts of principal and interest payable and paid from time to time thereunder; in any legal action or proceeding in respect of the Notes, the entries made in such account or accounts shall be prima facie evidence of the existence and amounts of all advances and all payments or prepayments made thereunder on account of principal or interest.  Lender shall provide monthly statements of such entries to Borrower for the purpose of confirming the accuracy of such entries.

15.          Mandatory Prepayments or Collateralization. The Borrowers shall, within five (5) days following the earlier of the delivery of each Borrowing Base Certificate hereof or the day upon which such Borrowing Base Certificate was due, either (i) prepay the Advances in the amount, if any, by which the Outstanding Credit on the date of prepayment under this Section 15 exceeds the Borrowing Base at such time, together with accrued interest to the date of such prepayment on the amount prepaid, or (ii) pledge and assign to the Lender additional collateral acceptable to the Lender, in the Lender’s sole discretion, and deliver all documentation that the Lender, in its sole discretion, may require in connection with such pledge and assignment and the perfection of a first-priority security interest in such additional collateral, so that the Borrowing Base plus the value assigned by the Lender, in its sole discretion, to such additional collateral equals or exceeds the Outstanding Credit.

16.          Loan Payments.  During the continuance of an Event of Default, the Lender may deduct any obligations due or any other amounts due and payable by the Borrower under the Loan Documents from any accounts maintained with the Lender.

17.          Reporting Requirements.  In addition to the reporting requirements under Section 5.01(c) in the MLA, the Borrower will furnish to the Lender as soon as available and in any event within 30 days after the end of each month (or at such other times or with such greater frequency as is requested by the Lender), a duly completed Borrowing Base Certificate, setting forth the Borrowing Base as of the last day of such month calculated based upon collateral value criteria and advance rates which do not exceed those set forth in the Borrowing Base Certificate, and including such other information, representation and warranties contemplated therein, certified by the appropriate authorized officer of the Borrower.

18.          Compensation.  Upon the request of the Lender, the Borrower shall pay to the Lender such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost, or expense (excluding loss of anticipated profits incurred by it) as a result of: (i) any payment, prepayment, or conversion of a LIBOR rate loan for any reason on a date other than the last day of the Interest Period for such Loan; or (ii) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in the MLA or this Fifth Supplement to be satisfied) to borrow, extend, or prepay a LIBOR rate loan on the date for such borrowing, extension, or prepayment specified in the relevant notice of borrowing, extension or prepayment under this Agreement.

Such indemnification may include any amount equal to the excess, if any, of:  (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrower, convert or extend to the last day of the applicable Interest Period (or in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such loan as provided for herein; over (b) the amount of interest (as reasonably determined by the Lender) which would have accrued to the Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. The covenants of the Borrower set forth in this section shall survive the repayment of the Revolving Line of Credit Loan and other obligations under the Loan Documents hereunder.

19.          Security.  The Borrower’s obligations hereunder and, to the extent related thereto, the MLA, shall be secured as provided in the MLA.

20.          Effect of Fifth Supplement.  The execution and delivery of this First Amendment to Fifth Supplement and the Revolving Line of Credit Note shall supercede and replace in its entirety the Fifth Supplement and Revolving Line of Credit Note and the Second Amended and Restated Revolving Line of Credit Note, which shall be of no force or effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to Fifth Supplement to the Fourth Amended and Restated Master Loan Agreement to be executed by their duly authorized officers as of the date shown above.

HERON LAKE BIOENERGY, LLC
a Minnesota limited liability company

By:	/s/ Robert J. Ferguson
Name: Robert J. Ferguson
Title: President

AGSTAR FINANCIAL SERVICES, PCA
an United States corporation

By:	/s/ Mark Schmidt
Mark Schmidt
Its Vice President